Exhibit 99.1

PhaseRx Reports Third Quarter 2017 Financial Results and Provides Corporate Update

SEATTLE, November 9, 2017 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing mRNA treatments for life-threatening inherited liver diseases in children, today reported financial results for the third quarter ended September 30, 2017 and provided an update on its corporate activities.

“The orphan drug designation of PRX-ASL was an important milestone for our company this quarter and validates the potential of our Hybrid mRNA Technology,” said Robert W. Overell, Ph.D., president and chief executive officer of PhaseRx. “As we move forward with our new corporate strategy, we continue to believe in our intracellular enzyme replacement therapy and the benefit it can bring to children suffering from devastating inherited liver diseases.”

Third Quarter Highlights

•	On October 13, 2017, PhaseRx announced that its board of directors made a determination to conduct a restructuring of operations to reduce short term operating costs and delay the development of its lead product candidate PRX-OTC. This reorganization, aimed at preserving the company’s cash resources, included a reduction in PhaseRx's workforce by 10 employees, including some executive officers. The board of directors has also begun a review of strategic alternatives, including but not limited to a potential merger transaction. The company has not set a timetable for this process.
•	On September 19, 2017, PhaseRx received orphan drug designation from the U.S. Food and Drug Administration (FDA) for its second drug development candidate, PRX-ASL, for the treatment of argininosuccinate lyase deficiency (ASLD).

•	On October 26, 2017, PhaseRx received a delisting notice from Nasdaq, informing the company, that unless an appeal was filed, trading in their common stock would be suspended from Nasdaq. PhaseRx is appealing the decision to a Nasdaq Hearings Panel, which stays the suspension of their securities, pending the panel's decision subsequent to the hearing.

Financial Results for the Three and Nine Months Ended September 30, 2017

Total operating expenses for the third quarter of 2017 were $2.5 million, compared to $3.1 million of operating expenses in the third quarter of 2016. Total operating expenses for the nine months ended September 30, 2017 were $9.8 million compared to $15.1 million for the same period in 2016. The decrease in operating expenses in the third quarter of 2017 was primarily due to a decrease in general and administrative costs. The decrease in costs is related to payroll, investor and public relation costs and consulting costs.

The net loss for the quarter ended September 30, 2017 was $2.8 million, or $0.23 per share, compared to a net loss of $3.3 million, or $0.29 per share, for the quarter ended September 30, 2016. The net loss for the nine months ended September 30, 2017 was $10.4 million, or $0.89 per share, compared to $16.7 million, or $2.72 per share for the nine months ended September 30, 2016.

As of September 30, 2017, the company had cash and cash equivalents of $5.3 million.

About PhaseRx

PhaseRx is a biopharmaceutical company dedicated to developing mRNA products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx's initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body's inability to remove ammonia from the blood with potentially devastating consequences for patients. The company's i-ERT approach is enabled by its proprietary Hybrid mRNA Technology™ platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (ii) the company being dependent on technologies it has licensed and that it may need to license in the future, (iii) the fact that the company will need to raise substantial additional funding to develop its planned products, (iv) the fact that the company's Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven, (v) the fact that all of the company's programs are in preclinical studies or early stage research and it is uncertain that any company product candidates will receive regulatory approval or be commercialized, (vi) the fact that development of the company's product candidates will be expensive, time-consuming and subject to regulatory approval, (vii) the company expecting to continue to incur significant research and development expenses, (viii) the company becoming dependent on collaborative arrangements for the development and commercialization of its products, (ix) the company's ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (x) the biotechnology and pharmaceutical industries being intensely competitive. More detailed information about the company and the risk factors that may affect the realization of forward looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the most recent annual report on Form 10-K and its quarterly reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Corporate Communications Contact:

Jason Spark

Canale Communications

Senior Vice President

jason@canalecomm.com

619.849.6005

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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PhaseRx, Inc.

Statements of Operations and Balance Sheet Data

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
Statements of Operations	2017	2016	2017	2016
		(Unaudited)
Operating expenses
Research and development	$1,729	$1,787	$6,310	$4,637
General and administrative	806	1,351	3,460	2,910
Noncash financial advising fees	-	-	-	7,515
Total operating expenses	2,535	3,138	9,770	15,062
Loss from operations	(2,535)	(3,138)	(9,770)	(15,062)
Other income (expense)
Interest income	16	28	63	34
Interest expense	(231)	(233)	(707)	(1,822)
Other income, net	-	-	-	190
Total other income (expense)	(215)	(205)	(644)	(1,598)
Net loss	$(2,750)	$(3,343)	$(10,414)	$(16,660)
Basic and diluted net loss per share	$(0.23)	$(0.29)	$(0.89)	$(2.72)
Shares used in computation of basic and diluted net loss per share	11,690	11,690	11,690	6,120

	September 30,	December 31,
Balance Sheet Data:	2017	2016
	(unaudited)
Cash and cash equivalents	$5,257	$9,983
Marketable securities	-	5,496
Total assets	6,038	16,448
Current portion of term loan payable	1,830	576
Term loan payable, net of debt discount and current portion	3,611	5,127
Total stockholders' equity (deficit)	(301)	9,297